Exhibit 99

For Immediate Release
Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

THE FAIRCHILD CORPORATION (NYSE:FA) ANNOUNCES ITS FIRST QUARTER RESULTS

Dulles, Virginia (November 7, 2003) - The Fairchild Corporation (NYSE: FA) announced today that revenues were $19.3 million for its first quarter ended September 30, 2003, compared to revenues of $19.3 million the quarter ended September 29, 2002. The Company reported a net loss of $2.8 million, or $0.11 per share, for its first quarter ended September 30, 2003, as compared to a net loss of $7.3 million, or $0.30, per share, for its first quarter ended September 29, 2002.

Fairchild recently announced that its German subsidiary closed on the acquisition of Hein Gericke, PoloExpress, and IFW. Sales of Hein Gericke, PoloExpress, and IFW for its most recent year ended September 30, 2003, were EUR 226 million. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: "We see this acquisition as the first step of many to be taken to build a new division of Fairchild, one which will offer several new opportunities for further development."

Fairchild is continuing to investigate other acquisition opportunities, which will enhance a strong foundation for the long term.

About The Fairchild Corporation

The Fairchild Corporation is now engaged in a retail segment, which designs, manufactures, and sells protective clothing, helmets, and technical accessories for motorcyclists. The aerospace distribution business stocks and distributes a wide variety of parts to aircraft operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
REVENUE:	09/30/03	09/29/02
Net sales	$ 16,948	$ 17,406
Rental revenue	2,304	1,888
	19,252	19,294
COSTS AND EXPENSES:
Cost of goods sold	13,520	13,416
Cost of rental revenue	1,387	1,232
Selling, general & administrative	10,103	8,481
Other (income) expense, net	(76)	(97)
	24,934	23,032
OPERATING LOSS	(5,682)	(3,738)
Interest expense	2,055	11,499
Interest income	(1,297)	(751)
Net interest expense	758	10,748
Investment income (loss)	1,030	(52)
Increase (decrease) in fair market value of interest rate contract	2,650	(6,775)
Loss from continuing operations before taxes	(2,760)	(21,313)
Income tax benefit (provision)	(9)	7,342
Equity in earnings of affiliates, net	199	-
Minority interest, net	36	-
Loss from continuing operations	(2,534)	(13,971)
Earnings (loss) from discontinued operations, net	(301)	6,663
NET LOSS	$ (2,835)	$ (7,308)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$ (0.10)	$ (0.56)
Earnings (loss) from discontinued operations, net	(0.01)	0.26
NET LOSS	$ (0.11)	$ (0.30)

Weighted average shares outstanding	25,184	25,162

SEGMENT RESULTS:
Revenues
Aerospace Distribution Segment	$ 14,854	$ 14,977
Aerospace Manufacturing Segment	2,091	2,429
Real Estate Operations Segment	2,304	1,888
Corporate and Other	3	-
Total	$ 19,252	$ 19,294

Operating Income (Loss):
Aerospace Distribution Segment	$ 378	$ 648
Aerospace Manufacturing Segment	(506)	(268)
Real Estate Operations Segment	850	595
Corporate and Other	(6,404)	(4,713)
Total	$ (5,682)	$ (3,738)